AMENDMENT NO. 6 TO

AMENDED AND RESTATED DISTRIBUTION CONTRACT

AMENDMENT dated April 14, 2022 to the Amended and Restated Distribution Contract (the “Contract”) entered into on March 21, 2018, as amended, by and between PIMCO Flexible Credit Income Fund (“PFLEX”), PIMCO Flexible Municipal Income Fund (“PMFLX”) and PIMCO Flexible Emerging Markets Income Fund (“EMFLX” and, together with PMFLX and PFLEX, the “Funds”) and PIMCO Investments LLC (the “Distributor”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Contract and Amendment described herein.

WHEREAS, the Distributor serves as the distributor of shares of the Funds pursuant to the Contract; and

WHEREAS, the parties and PIMCO California Flexible Municipal Income Fund (“CAFLX”) desire to amend the Contract and for CAFLX to become a party to the Contract.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract pursuant to the terms thereof, as follows:

I.	Schedule A

The Funds and the Distributor hereby agree to amend the Contract to make certain changes to Schedule A hereto, including the addition of CAFLX and each share class thereof as of the applicable Effective Date set forth in the Schedule A attached hereto. Accordingly, the current Schedule A is replaced in its entirety with the new Schedule A attached hereto, effective as of the date of this Amendment.

II.	Other

Except as expressly provided herein, the Contract shall remain in full force and effect in accordance with its terms.

The parties represent and warrant that all of the representations, warranties and undertakings made in the Contract continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

EACH FUND LISTED IN SCHEDULE A HERETO (with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

/s/ Eric D. Johnson

By: Eric D. Johnson
Title: President

ACCEPTED:

PIMCO INVESTMENTS LLC

/s/ Eric Sutherland

By: Eric Sutherland
Title: President

Schedule A

List of PIMCO-Sponsored Interval Funds

Fund	Effective Date	Share Class(es)
PIMCO Flexible Credit Income Fund	December 14, 2016	Institutional Class Class A-1 Class A-2 Class A-3 Class A-4
PIMCO Flexible Municipal Income Fund	March 21, 2018	Institutional Class Class A-1 Class A-2 Class A-3 Class A-4
PIMCO Flexible Emerging Markets Income Fund	June 30, 2021	Institutional Class Class A-1 Class A-2 Class A-3 Class A-4
PIMCO California Flexible Municipal Income Fund	April 14, 2022	Institutional Class Class A-1 Class A-2 Class A-3 Class A-4

As amended: April 14, 2022